Exhibit 99.1

GRAMERCY CAPITAL CORP.

ANNOUNCES JOINT VENTURE INVESTMENT

IN ONE MADISON AVENUE

NEW YORK, N.Y. — April 20, 2005 — Gramercy Capital Corp. (NYSE: GKK) entered the credit tenant lease (CTL) business when it announced today its agreement to co-invest with SL Green Realty Corp. (NYSE: SLG) in the acquisition of the South Building located at One Madison Avenue, New York, New York. Gramercy will own a 45% interest and SL Green will own a 55% interest in the 1.2 million square foot South Building. The property is almost entirely occupied by Credit Suisse First Boston, New York (“CSFB”), pursuant to a 15-year remaining term lease. Gramercy and SL Green will acquire the building on a pari passu basis for approximately $803 million. The closing is scheduled for the second quarter of 2005.

One Madison Avenue consists of two contiguous buildings - the South Building and the North Tower - totaling approximately 1.4 million square feet. The South building, which is 95 percent net leased to Credit Suisse First Boston through 2020, comprises 1.2 million square feet. The North Tower, which will be owned in a separate joint venture controlled by SL Green, is expected to be converted into for-sale residential condominiums.

The CTL is expected to generate a stable income stream through 2020 based on the strength of the 15-year lease with CSFB, and will be immediately accretive to earnings for both parties. The investment will also provide significant tax shelter to Gramercy in the form of depreciation and interest expense, and has the potential for meaningful residual real estate value upon expiration of the CSFB lease in 2020. The venture also has the ability to redevelop the retail component of the South Building in participation with CSFB, which currently leases most of the retail space, thereby unlocking embedded value not currently utilized in the South Building.

According to Marc Holliday, Chief Executive Officer of Gramercy Capital Corp., “We believe this investment represents a unique opportunity for Gramercy to make a powerful entrance into the credit tenant lease business. The venture between SL Green and Gramercy once again signifies the strength of combining the experience and relationships of our management team with established infrastructure, market knowledge and real estate capabilities to source and share transactions that satisfy the business objectives of both companies.”

Under the terms of the joint venture, each member will be required to fund its pro-rata share of any additional capital contributions. The joint venture has arranged for a $690 million, 15-year, fixed-rate mortgage loan secured by the South Tower.

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Company Profiles

Gramercy Capital Corp. is a commercial real estate specialty finance company that specializes in the direct origination and acquisition of first mortgage loans, subordinate mortgage participations, mezzanine loans and preferred equity investments to commercial property owners throughout the United States. The Company has a market equity capitalization of approximately $379 million. Gramercy Capital Corp. is headquartered in New York City.

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages a portfolio of Manhattan commercial office properties. The Company’s portfolio consists of 28 properties aggregating approximately 17.2 million square feet. SL Green Realty Corp. is the only publicly held REIT that specializes exclusively in this niche geographic market.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing the Company’s investments, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.